Exhibit 1.01

CONMED Corporation
Conflict Minerals Report
For the Year Ended December 31, 2025

We have made statements in this Conflict Minerals Report that may constitute forward-looking statements about our plans to take additional actions or to implement additional procedures with respect to our due diligence efforts to determine the origin of conflict minerals included in our products. There can be no assurance that these future events will occur as anticipated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. Our reporting obligations under the conflict minerals rules may change in the future and our ability to implement certain processes or obtain information from our suppliers may differ materially from those anticipated or implied in this report.

1. Introduction

CONMED Corporation (“CONMED”, the “Company”, “we”, “our” or “us”) is filing this Conflict Minerals Report (“CMR”) pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended, for the year ended December 31, 2025.

This Conflict Minerals Report describes our reasonable country of origin inquiry (“RCOI”), the results thereof, and the design of our due diligence measures to determine whether 3TGs in products that CONMED manufactures, or contracts to manufacture, originated in the Democratic Republic of the Congo (“DRC”) or an adjoining country (the “Covered Countries”). The Covered Countries include Angola, Burundi, Central African Republic, the Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia. The term “Conflict Minerals” is defined as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten. For purposes of this CMR, tin, tungsten, tantalum and gold will collectively be referred to as the 3TGs. This report also provides an account of how these due diligence measures were implemented in 2025.

This report is available on our website at www.conmed.com/en/investor-relations under Financials and then SEC Filings.

2. Company Overview

CONMED is a medical technology company that provides devices and equipment for surgical procedures. The Company’s products are used by surgeons and other healthcare professionals in a variety of specialties including orthopedics, general surgery, gynecology, and thoracic surgery.

Products

Our product lines consist of orthopedic surgery and general surgery. Orthopedic surgery consists of sports medicine and lower extremities instrumentation and implants, small bone, large bone, and specialty powered surgical instruments as well as imaging systems for use in minimally invasive surgical procedures and fees related to the sales representation, promotion, and marketing of sports medicine allograft tissue. General surgery consists of a complete line of endo-mechanical instrumentation for minimally invasive laparoscopic procedures, clinical insufflation, smoke evacuation devices, a line of cardiac monitoring products as well as electrosurgical generators and related instruments. 3TGs are in a significant portion of CONMED products due to electronics being a vital component to many of our product offerings. All four 3TGs are found within various electrical components that make up CONMED products, such as capacitors, rectifiers, relays, and electrical connectors.

Conflict Minerals Policy

The Company has actively engaged with our customers and suppliers for several years with respect to the use of conflict minerals. Our actions are a result of the Company’s responsible and inclusive culture and longstanding leadership in corporate responsibility. In addition to the measures described above, we have adopted a conflict minerals policy. This policy is available on our website at www.conmed.com/en/corporate-footer/policies in the Ethics and Compliance Policies section.

3. Reasonable Country of Origin Inquiry

Because conflict minerals are necessary to the functionality or production of products that we manufacture, we have conducted in good faith a reasonable country of origin inquiry regarding those conflict minerals. The RCOI is reasonably designed to determine whether any of the conflict minerals originated in the DRC, or the Covered Countries, or are from recycled or scrap sources.

Our RCOI employed a combination of measures to determine whether the 3TGs necessary for the functionality or production of CONMED products originated from the DRC or any of the Covered Countries. The Company’s primary means of determining country of origin of the necessary 3TGs was by conducting a supply chain survey with direct suppliers using the Responsible Business Alliance’s Conflict Minerals Reporting Template v6.5 (“CMRT”). This supply chain survey was implemented with the assistance of a third-party service provider, who is also assisting us with the development and implementation of additional steps that we are undertaking with suppliers regarding conflict minerals.

We began by identifying all first-tier suppliers that provided items used in CONMED’s finished products during calendar year 2025. This initial population included some suppliers that did not provide items containing tin, tantalum, tungsten, or gold (3TGs), and those suppliers were determined to be out of scope through the supplier survey process. Suppliers were also excluded from the in-scope population when any 3TGs in the items they supplied were determined not to be necessary to the functionality or production of those items, as contemplated by the SEC in its adopting release for the Part 240 13p-1 and confirmed by the Conflict Minerals Reporting Template (“CMRT”) responses. Consistent with SEC guidance on ‘contract to manufacture,’ suppliers were also separately evaluated and, where appropriate, excluded from the in-scope population when CONMED lacked influence over the manufacturing of the product. After completing this scoping and validation process, CONMED determined that 82 suppliers comprised the final in-scope supplier population for calendar year 2025.

The CMRT was developed to facilitate disclosure and communication of information regarding smelters that provide 3TG materials to a company’s supply chain. It includes questions regarding a supplier’s “conflict-free” policy, engagement with its direct suppliers, and a listing of the smelters used in products provided to CONMED. In addition, the template contains questions about the origin of 3TGs included in the supplier’s products, as well as supplier due diligence. To ensure our suppliers understand our expectations regarding the sourcing of 3TGs, we and our third-party consultant have provided training to our suppliers through webinars, videos, and substantial one-on-one discussions.

This year’s program continues to include automated data validation on all submitted CMRTs. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the CMRT. The results of this data validation contribute to the program’s health assessment and are shared with the suppliers to ensure they understand areas that require clarification or improvement.

All submitted forms are accepted and classified as valid or invalid so that data is still retained. Suppliers were contacted regarding invalid forms and were encouraged to resubmit a valid form. As of April 24, 2026, approximately 90% of the 82 CONMED suppliers contacted provided a response with 8 being non-responsive and 1 providing an incomplete submission. Non-responsive suppliers were contacted numerous times by both our third-party consultant and CONMED personnel. The majority of CMRTs provided by CONMED suppliers are at the company level and therefore cannot be definitively linked to any specific CONMED product.

Based on the responses to our RCOI, CONMED is unable to determine that 3TGs necessary to the functionality or production of our products did not originate in the DRC or any of the Covered Countries. Accordingly, CONMED engaged in the due diligence measures on the source and chain of custody of those 3TGs, as described in the next section of this Conflict Minerals Report.

4.0 Design of Due Diligence Measures

Our due diligence measures have been designed to conform, in all material respects, with the framework established in The Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”) and the related Supplements for gold, tin, tantalum and tungsten.

4.1 Establish Strong Company Management Systems

As described above, CONMED has adopted a conflict minerals policy, which is located in the Ethics and Compliance Policies section of the CONMED Corporation website (www.conmed.com/en/corporate-footer/policies).

Internal Team

CONMED has established a management system regarding the sourcing of 3TGs. Our management system includes both internal and external resources led by a project manager and subject matter expert who is responsible for guiding our conflict minerals strategy. Senior management is briefed about the results of our due diligence efforts on a regular basis. We also use a third-party service provider to assist us with evaluating supply chain information regarding 3TGs and in the development and implementation of additional due diligence steps that we will undertake with suppliers regarding conflict minerals.

Control Systems

As we do not typically have a direct relationship with 3TG smelters and refiners, and due to our position in the supply chain and limited insight into deeper levels of the supply chain, we are engaged and actively cooperate with other major manufacturers in the medical device industry regarding 3TG sourcing matters.

With regards to our suppliers, controls include, but are not limited to, our Code of Conduct, which outlines expected behaviors for all CONMED employees; our supplier approval and review process, as well as contractual protections, as described further below; and business relationships with our suppliers.

Supply Chain Due Diligence

We obtain various component products from suppliers that we use in manufacturing our products. Due to our size, the complexity of our products, the depth, breadth, and constant evolution of our supply chain, among other reasons, it is difficult for us to identify actors upstream from our direct suppliers. As part of our supply chain procedures, we require in our supply contracts that our direct suppliers provide information on the origin of the 3TGs contained in components and materials supplied to us - including sources of 3TGs that are supplied to them from all applicable lower-tier suppliers. Contracts with our direct suppliers are frequently multi-year-term contracts. In those cases, although we generally are unable to unilaterally impose new contract terms and flow-down requirements prior to the expiration of the contract, we work individually with key selected suppliers to ensure they provide 3TG sourcing information for all current contracts, and in all new contracts in the future. We have approached existing suppliers to adopt amendments regarding 3TGs, and as we renew contracts or enter into new ones, we add a clause that requires all applicable suppliers to provide information about the source of 3TGs and information about the smelters from which 3TGs are sourced. All purchase orders for direct materials used in the composition of our products require that suppliers provide CONMED with Conflict Minerals information on the current Conflict Minerals Reporting Template, or CMRT (as described further below), and that components must be free of Conflict Minerals.

Supplier Engagement

With respect to the OECD requirement to strengthen engagement with suppliers, we use a Supplier Approval Process that evaluates our suppliers based on their quality systems and their readiness to provide CONMED all the required services and support documents.

We put a strong emphasis on supplier education and training. To accomplish this, we utilized our third-party consultant’s learning management system and provided all in-scope suppliers access to conflict minerals training courses. All suppliers are encouraged to complete all modules within these courses.

Grievance Mechanism

Various communication channels exist to serve as grievance mechanisms for early-warning risk awareness. We have multiple longstanding grievance mechanisms whereby employees (internal) and suppliers (external) can report violations of CONMED’s policies. This includes, but is not limited to, our whistleblower hotline listed on our website at www.conmed.com/en/corporate-footer/policies in the Ethics and Compliance Policies section.

Maintain Records

We have adopted a policy to retain relevant documentation, including the records of our due diligence process, for a minimum period of five years.

4.2 Risk Identification, Assessment and Response

In accordance with OECD Guidelines, it is important to understand risk levels associated with conflict minerals in the supply chain. Smelters that are not certified as DRC-Conflict Free by third-party sources such as the Responsible Minerals Initiative (“RMI”) pose a significant risk.

Where a smelter is not identified as Conflict Free by such sources, we assess them according to red flag indicators defined in the OECD Guidance. This rating is based on various factors, including geographic proximity to the DRC and covered countries; known mineral source country of origin; Responsible Minerals Assurance Process (RMAP) audit status; credible evidence of unethical or conflict sourcing and Peer Assessments conducted by credible third-party sources.

Additionally, suppliers are evaluated on program strength (further assisting in identifying risk in the supply chain). Evaluating and tracking the strength of the program can assist in making key risk mitigation decisions as the program progresses. The criteria used to evaluate the strength of the supplier’s program are:

•Have you established a conflict minerals sourcing policy?
•Have you implemented due diligence measures for conflict-free sourcing?
•Do you review due diligence information received from your suppliers against your company’s expectations?
•Does your review process include corrective action management?

When suppliers answer yes, they are deemed to have a strong program. When suppliers do not meet those criteria, they are deemed to have a weak program.

As part of our risk management plan and to ensure suppliers understand our expectations, we have, through a third party, provided video and written training on conflict minerals and the CMRT. This includes instructions on completing the form, and one-on-one email and phone discussions with supplier personnel.

As described in our Conflict Minerals Policy, we engage any of our suppliers whom we have reason to believe are supplying us with 3TGs from sources that may support conflict in the DRC or any of the Covered Countries to establish an alternative source of 3TGs that does not support such conflict, as provided in the OECD guidance. If we are not satisfied with the results, we will then take steps to terminate a contract and find replacement suppliers.

Additionally, in designing and implementing our strategy to respond to the supply chain risks that we identified, CONMED analyzed various industry approaches and consulted with other companies in our industry.

Tracing materials back to their mine of origin is a complex aspect of responsible sourcing in our supply chain. We have determined that seeking information about 3TG smelters and refiners in our supply chain represents the most reasonable effort we can make to determine the mines or locations of origin of the 3TGs in our supply chain. This was done by adopting the methodology outlined by the RMI’s joint industry programs and outreach initiatives and requiring our suppliers to conform to the same standards to meet the OECD Guidelines, and report to us using the CMRT. Through this joint industry effort, we made reasonable determination of the mines or locations of origin of the 3TGs in our supply chain. We also requested that all our suppliers support the initiative by following the sourcing initiative and working to align their declared sources with the “Known” and “Conflict Free” lists of sourced metals.

We believe that the inquiries and investigations described above represent a reasonable effort to determine the mines or locations of origin of the 3TGs in our Covered Products. This includes: (1) seeking information about 3TG smelters and refiners in our supply chain by requesting that our suppliers complete the CMRT, (2) verifying those smelters and refiners with the expanding RMI lists, (3) conducting the due diligence review, and (4) obtaining additional documentation and verification, as applicable.

4.3 Carry out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

The Company relies on third-party audits of smelters and refiners conducted as part of the Responsible Minerals Assurance Process (RMAP). The RMAP uses independent private-sector auditors, and audits the source, including the mines of origin, and the chain of custody of the conflict minerals used by smelters and refiners that agree to participate in the program. We do not typically have a direct relationship with 3TG smelters and refiners, and we do not perform or direct audits of these entities within our supply chain.

4.4 Report Annually on Supply Chain Due Diligence

CONMED reports annually on supply chain due diligence by filing a Form SD and a Conflict Minerals Report with the SEC. CONMED’s Form SD and Conflict Minerals Report can be found on our website at www.conmed.com/en/investor-relations under Financials and then SEC Filings.

5. Due Diligence Results

As described above, as part of our supply chain due diligence process, we identified suppliers likely to utilize 3TGs in the products that they provide to us. We utilized the CMRT to facilitate disclosure and communication of information regarding smelters that provide 3TGs used in products supplied to us by those suppliers for incorporation into our products.

The quality of the responses that we received from surveyed suppliers also continue to be varied. Many responses provided by suppliers (via the CMRT) included the names of facilities listed by the suppliers as smelters or refiners. The CMRTs submitted by suppliers that do not list at least one smelter for each 3TG claimed on the CMRT are considered invalid and our third-party provider follows up on these, urging suppliers to resubmit with increased smelter information. There are still suppliers unable to provide the smelters or refiners used for materials supplied to us.

For all responses that indicated a smelter, our third-party consultant compared the facilities listed to the list of smelters maintained by the Responsible Minerals Initiative. If a supplier indicated that the facility was certified as “Conflict-Free,” our third-party consultant confirmed that the name was listed by RMI as a “Conflict-Free” smelter. As of April 29, 2026, we have validated 333 legitimate smelters or refiners, and we are working to validate the additional smelter/refiner entries from the submitted CMRTs. Based on the smelter list provided by suppliers via the CMRTs and publicly available information, we have identified 207 smelters that are deemed “Responsible Minerals Assurance Process (RMAP) Conformant” - this indicates these smelters and refiners are conformant with the RMAP assessment protocols. There are 8 more smelters or refiners that are deemed “RMAP Active” - Smelters and refiners on the Active list have committed to undergo a RMAP audit. In addition, we have identified 39 smelters and refiners that are not conformant with the RMAP assessment protocols. The remaining 79 smelters listed have not yet been confirmed as Conflict-Free. Attachment A lists the smelters and refiners that the suppliers surveyed reported as being in their supply chains. We have not listed in Attachment A any smelters or refiners that we have not been able to validate. Attachment B includes an aggregated list of the countries of origin from which the reported facilities collectively source conflict minerals, based on information provided by suppliers and RMI.

Many responses received either provided data at a company or subsidiary level and chose not to provide information at the component level, or did not specify the smelters or refiners used for components supplied to CONMED. Accordingly, we are unable to determine, in those cases, whether any of the 3TGs reported by the suppliers were contained in components or parts supplied to us, or to validate that any of the smelters or refiners identified are actually in our supply chain.

We expect our suppliers that we have reason to believe are supplying us with 3TGs from sources that may support conflict in the Covered Countries to establish an alternative source of 3TGs that does not support such conflict, as provided in the OECD guidance. During 2025, we have found no instances where it was necessary to terminate a contract or find a replacement supplier.

6. Steps to Improve Future Due Diligence and Supply Chain Risk Mitigation

We are taking the following steps to improve our due diligence conducted to further mitigate any risk that the necessary 3TGs in our products could benefit armed groups in the DRC or Covered Countries:

a.Continue to include a conflict minerals clause and expectations in CONMED’s supplier handbook.

b.Continue to engage with suppliers and direct them to training resources as mentioned in Section 4.1, Supplier Engagement, to attempt to increase the response rate and improve the content of the supplier survey responses.
•All suppliers that were non-responsive will be further contacted to encourage reply.
•All suppliers that did not know the origin of the 3TGs in products will be further encouraged to examine their supply chain and enact due diligence measures as per the OECD Due Diligence Guidelines.
c.Engaging any of our suppliers found to be supplying us with 3TGs from sources that support conflict in the DRC or any of the Covered Countries to establish an alternative source of 3TGs that do not support such conflict.
d.Monitoring industry best practices and continue to work with a third-party service provider to enhance our due diligence and supply chain management process, as appropriate. This includes requesting Conflict-Free sourcing by our suppliers as further described in our Conflict Mineral Policy and in the contractual provisions described above in our Supply Chain section under Management Systems.
e.Consider replacing suppliers that remain non-responsive, or that are unable to enact due diligence measures as per the OECD Due Diligence Guidelines.
f.Work with suppliers to move to the latest CMRT where new smelter IDs are constantly being added.
g.Require the use of smelter identification numbers. Supplier responses will not be considered complete without identification numbers.
h.Suppliers will also be requested to inform CONMED of the correlation between these smelters and the products and parts they supply to CONMED.
i.CONMED, through our compliance partner, has reached out to the 39 non-conformant smelters.
j.There are 79 smelters not enrolled in the RMAP audits; however, 2 are currently in communication with our compliance partner who is providing guidance.

7. Independent Audit

In accordance with guidance issued by the SEC staff, we are not required to obtain an independent private sector audit of this Conflict Minerals Report for the year ended December 31, 2025.

Attachment A

Metal	Smelter Name	Smelter Facility Location(a)	Smelter ID	RMAP Audit Status
Gold	L'Orfebre S.A.	Andorra	CID002762	Non Conformant
Gold	Western Australian Mint (T/a The Perth Mint)	Australia	CID002030	Conformant
Gold	ABC Refinery Pty Ltd.	Australia	CID002920	Outreach Required
Tin	Global Advanced Metals Greenbushes Pty Ltd.	Australia	CID004754	Conformant
Tungsten	Wolfram Bergbau und Hutten AG	Austria	CID002044	Conformant
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria	CID002779	Conformant
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium	CID001980	Conformant
Tin	Aurubis Beerse	Belgium	CID002773	Conformant
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)	CID001337	Conformant
Tin	EM Vinto	Bolivia (Plurinational State Of)	CID000438	Conformant
Tin	Mineracao Taboca S.A.	Brazil	CID001173	Conformant
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	CID002036	Conformant
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil	CID000058	Conformant
Tin	Estanho de Rondonia S.A.	Brazil	CID000448	Conformant
Tantalum	AMG Brasil	Brazil	CID001076	Conformant
Tantalum	Mineracao Taboca S.A.	Brazil	CID001175	Conformant
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil	CID002468	Conformant
Tin	Melt Metais e Ligas S.A.	Brazil	CID002500	Non Conformant
Gold	Marsam Metals	Brazil	CID002606	Non Conformant
Tin	Resind Industria e Comercio Ltda.	Brazil	CID002706	Conformant
Tantalum	Resind Industria e Comercio Ltda.	Brazil	CID002707	Conformant
Tin	Super Ligas	Brazil	CID002756	Conformant
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	Brazil	CID003427	Non Conformant
Tungsten	Cronimet Brasil Ltda	Brazil	CID003468	Conformant
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	Brazil	CID003486	Active
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil	CID003582	Conformant
Gold	Coimpa Industrial LTDA	Brazil	CID004010	Conformant
Gold	CCR Refinery - Glencore Canada Corporation	Canada	CID000185	Conformant
Gold	Asahi Refining Canada Ltd.	Canada	CID000924	Conformant
Gold	Royal Canadian Mint	Canada	CID001534	Conformant
Gold	Planta Recuperadora de Metales SpA	Chile	CID002919	Conformant
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	CID000538	Conformant
Gold	Heraeus Metals Hong Kong Ltd.	China	CID000707	Conformant
Gold	Yunnan Copper Industry Co., Ltd.	China	CID000197	Outreach Required
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	CID000218	Conformant
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	CID000228	Conformant
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	CID000258	Conformant
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	China	CID000291	Conformant

Gold	Daye Non-Ferrous Metals Mining Ltd.	China	CID000343	Outreach Required
Tin	Dongguan Best Alloys Co., Ltd.	China	CID000377	Conformant
Tantalum	F&X Electro-Materials Ltd.	China	CID000460	Conformant
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China	CID000555	Non Conformant
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China	CID000616	Conformant
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China	CID000671	Outreach Required
Gold	Hunan Chenzhou Mining Co., Ltd.	China	CID000767	Outreach Required
Tungsten	Hunan Jintai New Material Co., Ltd.	China	CID000769	Non Conformant
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	China	CID000773	Outreach Required
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China	CID000801	Conformant
Gold	Jiangxi Copper Co., Ltd.	China	CID000855	Conformant
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	CID000914	Conformant
Tantalum	Jiujiang Tanbre Co., Ltd.	China	CID000917	Conformant
Tin	Gejiu Kai Meng Industry and Trade LLC	China	CID000942	Non Conformant
Gold	Lingbao Gold Co., Ltd.	China	CID001056	Outreach Required
Tin	China Tin Group Co., Ltd.	China	CID001070	Conformant
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China	CID001093	Outreach Required
Gold	Metalor Technologies (Suzhou) Ltd.	China	CID001147	Conformant
Gold	Metalor Technologies (Hong Kong) Ltd.	China	CID001149	Conformant
Tin	Jiangxi New Nanshan Technology Ltd.	China	CID001231	Active
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	CID001277	Conformant
Gold	Penglai Penggang Gold Industry Co., Ltd.	China	CID001362	Outreach Required
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China	CID001522	Conformant
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China	CID001619	Outreach Required
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	CID001622	Conformant
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China	CID001736	Conformant
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China	CID001908	Non Conformant
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China	CID001909	Outreach Required
Gold	Shandong Gold Smelting Co., Ltd.	China	CID001916	Conformant
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China	CID001947	Outreach Required
Tungsten	Xiamen Tungsten Co., Ltd.	China	CID002082	Conformant
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	CID002158	Non Conformant
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China	CID002180	Conformant
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	CID002224	Conformant
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China	CID002243	Conformant

Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	China	CID002313	Communication Suspended - Not Interested
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	CID002315	Non Conformant
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	CID002316	Conformant
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	CID002317	Conformant
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China	CID002319	Conformant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	CID002320	Conformant
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	CID002321	Conformant
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	CID002492	Conformant
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	CID002494	Conformant
Tantalum	FIR Metals & Resource Ltd.	China	CID002505	Conformant
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China	CID002506	Conformant
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China	CID002508	Conformant
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China	CID002512	Conformant
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	China	CID002513	Non Conformant
Gold	Shandong Humon Smelting Co., Ltd.	China	CID002525	Outreach Required
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	China	CID002527	Outreach Required
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	CID002551	Conformant
Tungsten	China Molybdenum Tungsten Co., Ltd.	China	CID002641	Conformant
Gold	Shenzhen CuiLu Gold Co., Ltd.	China	CID002750	Outreach Required
Tantalum	Jiangxi Tuohong New Raw Material	China	CID002842	Conformant
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	CID003116	Conformant
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China	CID003190	Conformant
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	China	CID003356	Non Conformant
Tin	Ma'anshan Weitai Tin Co., Ltd.	China	CID003379	Non Conformant
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China	CID003397	Conformant
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	China	CID003410	Outreach Required
Tungsten	Hubei Green Tungsten Co., Ltd.	China	CID003417	Conformant
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	China	CID003609	Non Conformant
Tungsten	YUDU ANSHENG TUNGSTEN CO., LTD.	China	CID003662	Outreach Required
Gold	Dongwu Gold Group	China	CID003663	Outreach Required
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	China	CID004430	Conformant
Gold	SHENZHEN JINJUNWEI RESOURCE COMPREHENSIVE DEVELOPMENT CO., LTD.	China	CID004435	Outreach Required
Tin	Longnan Chuangyue Environmental Protection Technology Development Co., Ltd	China	CID004796	Outreach Required
Tantalum	Jiangxi Sanshi Nonferrous Metals Co., Ltd	China	CID004813	Active

Gold	Gold by Gold Colombia	Colombia	CID003641	Conformant
Tin	Mining Minerals Resources SARL	Congo, Democratic Republic Of The	CID004065	Conformant
Gold	SAFINA A.S.	Czechia	CID002290	Conformant
Tungsten	S.P.T. spol.s r.o.	Czechia	CID005068	Conformant
Tantalum	NPM Silmet AS	Estonia	CID001200	Conformant
Tantalum	5D Production OU	Estonia	CID003926	Outreach Required
Gold	SAAMP	France	CID002761	Non Conformant
Gold	WEEEREFINING	France	CID003615	Non Conformant
Gold	Agosi AG	Germany	CID000035	Conformant
Gold	Aurubis AG	Germany	CID000113	Conformant
Gold	C. Hafner GmbH + Co. KG	Germany	CID000176	Conformant
Gold	Heimerle + Meule GmbH	Germany	CID000694	Conformant
Gold	Heraeus Germany GmbH Co. KG	Germany	CID000711	Conformant
Tungsten	H.C. Starck Tungsten GmbH	Germany	CID002541	Conformant
Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany	CID002542	Conformant
Tantalum	TANIOBIS GmbH	Germany	CID002545	Conformant
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany	CID002550	Conformant
Gold	WIELAND Edelmetalle GmbH	Germany	CID002778	Conformant
Gold	Degussa Sonne / Mond Goldhandel GmbH	Germany	CID002867	Outreach Required
Gold	Gold Coast Refinery	Ghana	CID003186	Outreach Required
Tantalum	Metallurgical Products India Pvt., Ltd.	India	CID001163	Conformant
Gold	MMTC-PAMP India Pvt., Ltd.	India	CID002509	Conformant
Gold	Shirpur Gold Refinery Ltd.	India	CID002588	Outreach Required
Gold	GGC Gujrat Gold Centre Pvt. Ltd.	India	CID002852	Non Conformant
Gold	Bangalore Refinery	India	CID002863	Conformant
Gold	JALAN & Company	India	CID002893	Outreach Required
Gold	CGR Metalloys Pvt Ltd.	India	CID003382	Outreach Required
Gold	Sovereign Metals	India	CID003383	Outreach Required
Tin	Precious Minerals and Smelting Limited	India	CID003409	Non Conformant
Gold	Augmont Enterprises Private Limited	India	CID003461	Non Conformant
Gold	Kundan Care Products Ltd.	India	CID003463	Outreach Required
Gold	Emerald Jewel Industry India Limited (Unit 1)	India	CID003487	Outreach Required
Gold	Emerald Jewel Industry India Limited (Unit 2)	India	CID003488	Outreach Required
Gold	Emerald Jewel Industry India Limited (Unit 3)	India	CID003489	Outreach Required
Gold	Emerald Jewel Industry India Limited (Unit 4)	India	CID003490	Outreach Required
Gold	MD Overseas	India	CID003548	Outreach Required
Gold	TITAN COMPANY LIMITED, JEWELLERY DIVISION	India	CID004491	Non Conformant
Tin	RIKAYAA GREENTECH PRIVATE LIMITED	India	CID004692	Outreach Required
Gold	Attero Recycling Pvt Ltd	India	CID004697	Outreach Required
Tin	PT Mitra Stania Prima	Indonesia	CID001453	Conformant

Tin	PT Timah Tbk Kundur	Indonesia	CID001477	Conformant
Tin	PT Timah Tbk Mentok	Indonesia	CID001482	Conformant
Tin	PT Aries Kencana Sejahtera	Indonesia	CID000309	In Communication
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia	CID001397	Conformant
Tin	PT Artha Cipta Langgeng	Indonesia	CID001399	Active
Tin	PT Prima Timah Utama	Indonesia	CID001458	Conformant
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	CID002503	Conformant
Tin	CV Ayi Jaya	Indonesia	CID002570	Conformant
Tin	PT Rajehan Ariq	Indonesia	CID002593	Conformant
Tin	PT Cipta Persada Mulia	Indonesia	CID002696	Conformant
Tin	PT Masbro Alam Stania	Indonesia	CID003380	Non Conformant
Tin	PT Mitra Sukses Globalindo	Indonesia	CID003449	Conformant
Tin	PT Putera Sarana Shakti (PT PSS)	Indonesia	CID003868	Conformant
Tin	PT Premium Tin Indonesia	Indonesia	CID000313	Conformant
Tin	PT Bangka Prima Tin	Indonesia	CID002776	Conformant
Tin	PT Mitra Graha Raya	Indonesia	CID004685	In Communication
Gold	Chimet S.p.A.	Italy	CID000233	Conformant
Gold	T.C.A S.p.A	Italy	CID002580	Conformant
Gold	8853 S.p.A.	Italy	CID002763	Non Conformant
Gold	Italpreziosi	Italy	CID002765	Conformant
Gold	Safimet S.p.A	Italy	CID002973	Non Conformant
Tin	Mitsubishi Materials Corporation	Japan	CID001191	Conformant
Tungsten	A.L.M.T. Corp.	Japan	CID000004	Conformant
Gold	Aida Chemical Industries Co., Ltd.	Japan	CID000019	Conformant
Gold	Asahi Pretec Corp.	Japan	CID000082	Conformant
Gold	Asaka Riken Co., Ltd.	Japan	CID000090	Conformant
Gold	Chugai Mining	Japan	CID000264	Conformant
Gold	Dowa	Japan	CID000401	Conformant
Tin	Dowa	Japan	CID000402	Conformant
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan	CID000425	Conformant
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	CID000807	Conformant
Gold	Japan Mint	Japan	CID000823	Conformant
Tungsten	Japan New Metals Co., Ltd.	Japan	CID000825	Conformant
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	CID000937	Conformant
Gold	Kojima Chemicals Co., Ltd.	Japan	CID000981	Conformant
Gold	Matsuda Sangyo Co., Ltd.	Japan	CID001119	Conformant
Gold	Mitsubishi Materials Corporation	Japan	CID001188	Conformant
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001192	Conformant
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001193	Conformant
Gold	Nihon Material Co., Ltd.	Japan	CID001259	Conformant

Gold	Ohura Precious Metal Industry Co., Ltd.	Japan	CID001325	Conformant
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	CID001798	Conformant
Tantalum	Taki Chemical Co., Ltd.	Japan	CID001869	Conformant
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	CID001875	Conformant
Gold	Tokuriki Honten Co., Ltd.	Japan	CID001938	Conformant
Gold	Yamakin Co., Ltd.	Japan	CID002100	Conformant
Gold	Yokohama Metal Co., Ltd.	Japan	CID002129	Conformant
Tantalum	TANIOBIS Japan Co., Ltd.	Japan	CID002549	Conformant
Tantalum	Global Advanced Metals Aizu	Japan	CID002558	Conformant
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan	CID003424	Conformant
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan	CID003425	Conformant
Tin	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.	Japan	CID004403	Conformant
Gold	Kazakhmys Smelting LLC	Kazakhstan	CID000956	Outreach Required
Gold	Kazzinc	Kazakhstan	CID000957	Conformant
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	CID001969	Conformant
Gold	TOO Tau-Ken-Altyn	Kazakhstan	CID002615	Conformant
Gold	DSC (Do Sung Corporation)	Korea, Republic Of	CID000359	Conformant
Gold	LT Metal Ltd.	Korea, Republic Of	CID000689	Conformant
Gold	HwaSeong CJ CO., LTD.	Korea, Republic Of	CID000778	Communication Suspended - Not Interested
Gold	LS MnM Inc.	Korea, Republic Of	CID001078	Conformant
Gold	Samduck Precious Metals	Korea, Republic Of	CID001555	Non Conformant
Gold	Samwon Metals Corp.	Korea, Republic Of	CID001562	Communication Suspended - Not Interested
Gold	Torecom	Korea, Republic Of	CID001955	Non Conformant
Gold	Korea Zinc Co., Ltd.	Korea, Republic Of	CID002605	Conformant
Gold	SungEel HiMetal Co., Ltd.	Korea, Republic Of	CID002918	Conformant
Gold	NH Recytech Company	Korea, Republic Of	CID003189	Conformant
Tungsten	Tungamoy Metals Inc.	Korea, Republic Of	CID005248	Conformant
Gold	Kyrgyzaltyn JSC	Kyrgyzstan	CID001029	Non Conformant
Gold	State Research Institute Center for Physical Sciences and Technology	Lithuania	CID003153	Outreach Required
Gold	Modeltech Sdn Bhd	Malaysia	CID002857	Non Conformant
Tin	Modeltech Sdn Bhd	Malaysia	CID002858	Non Conformant
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	Malaysia	CID004434	Conformant
Gold	Caridad	Mexico	CID000180	Outreach Required
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico	CID001161	Conformant
Tantalum	KEMET de Mexico	Mexico	CID002539	Conformant
Gold	REMONDIS PMR B.V.	Netherlands	CID002582	Conformant
Gold	Morris and Watson	New Zealand	CID002282	Outreach Required
Gold	K.A. Rasmussen	Norway	CID003497	Outreach Required
Tin	Minsur	Peru	CID001182	Conformant

Gold	Minera Titán del Perú SRL (MTP) - Belen Plant	Peru	CID005014	Non Conformant
Gold	SOLEIL METALS (Chala One Plant)	Peru	CID004704	Active
Gold	SOLEIL METALS (YAKARI Plant)	Peru	CID004705	Active
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines	CID000128	Conformant
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	CID002517	Conformant
Tungsten	Philippine Carreytech Metal Corp.	Philippines	CID004438	Non Conformant
Tungsten	Philippine Bonway Manufacturing Industrial Corporation	Philippines	CID004797	Conformant
Tin	Fenix Metals	Poland	CID000468	Conformant
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland	CID002511	Conformant
Gold	Albino Mountinho Lda.	Portugal	CID002760	Outreach Required
Gold	JSC Novosibirsk Refinery	Russian Federation	CID000493	RMI Due Diligence Review - Unable to Proceed
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation	CID000927	RMI Due Diligence Review - Unable to Proceed
Gold	JSC Uralelectromed	Russian Federation	CID000929	RMI Due Diligence Review - Unable to Proceed
Gold	Moscow Special Alloys Processing Plant	Russian Federation	CID001204	RMI Due Diligence Review - Unable to Proceed
Tin	Novosibirsk Tin Combine	Russian Federation	CID001305	RMI Due Diligence Review - Unable to Proceed
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russian Federation	CID001326	RMI Due Diligence Review - Unable to Proceed
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation	CID001386	RMI Due Diligence Review - Unable to Proceed
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation	CID001756	RMI Due Diligence Review - Unable to Proceed
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation	CID001769	RMI Due Diligence Review - Unable to Proceed
Tungsten	Hydrometallurg, JSC	Russian Federation	CID002649	RMI Due Diligence Review - Unable to Proceed
Tungsten	Unecha Refractory metals plant	Russian Federation	CID002724	Non Conformant
Tungsten	Moliren Ltd.	Russian Federation	CID002845	RMI Due Diligence Review - Unable to Proceed
Gold	Kyshtym Copper-Electrolytic Plant ZAO	Russian Federation	CID002865	RMI Due Diligence Review - Unable to Proceed
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	Russian Federation	CID003408	RMI Due Diligence Review - Unable to Proceed
Tungsten	NPP Tyazhmetprom LLC	Russian Federation	CID003416	RMI Due Diligence Review - Unable to Proceed
Tungsten	OOO “Technolom” 2	Russian Federation	CID003612	RMI Due Diligence Review - Unable to Proceed
Tungsten	OOO “Technolom” 1	Russian Federation	CID003614	RMI Due Diligence Review - Unable to Proceed
Tin	Luna Smelter, Ltd.	Rwanda	CID003387	Conformant
Tantalum	PowerX Ltd.	Rwanda	CID004054	Conformant
Gold	Gasabo Gold Refinery Ltd	Rwanda	CID005006	RMI Due Diligence Review - Unable to Proceed
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	CID001152	Conformant
Gold	Rand Refinery (Pty) Ltd.	South Africa	CID001512	Conformant
Gold	AU Traders and Refiners	South Africa	CID002850	Non Conformant
Gold	Metal Concentrators SA (Pty) Ltd.	South Africa	CID003575	Conformant
Gold	Impala Platinum - Platinum Metals Refinery (PMR)	South Africa	CID004714	Conformant
Gold	SEMPSA Joyeria Plateria S.A.	Spain	CID001585	Conformant

Tin	Aurubis Berango	Spain	CID002774	Conformant
Tin	CRM Synergies	Spain	CID003524	Conformant
Gold	Boliden Ronnskar	Sweden	CID000157	Conformant
Gold	MKS PAMP SA	Switzerland	CID001352	Conformant
Gold	Argor-Heraeus S.A.	Switzerland	CID000077	Conformant
Gold	Cendres + Metaux S.A.	Switzerland	CID000189	Non Conformant
Gold	Metalor Technologies S.A.	Switzerland	CID001153	Conformant
Gold	PX Precinox S.A.	Switzerland	CID001498	Conformant
Gold	Valcambi S.A.	Switzerland	CID002003	Conformant
Tin	Rui Da Hung	Taiwan, Province Of China	CID001539	Conformant
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province Of China	CID001761	Conformant
Gold	Super Dragon Technology Co., Ltd.	Taiwan, Province Of China	CID001810	Outreach Required
Gold	Singway Technology Co., Ltd.	Taiwan, Province Of China	CID002516	Non Conformant
Tungsten	Lianyou Metals Co., Ltd.	Taiwan, Province Of China	CID003407	Conformant
Tungsten	Lianyou Resources Co., Ltd.	Taiwan, Province Of China	CID004397	Conformant
Gold	Elite Industech Co., Ltd.	Taiwan, Province Of China	CID004755	Conformant
Tungsten	Jing Yuan Tungsten Technology Co., Ltd.	Taiwan, Province Of China	CID005012	Conformant
Gold	GG Refinery Ltd.	Tanzania, United Republic Of	CID004506	Conformant
Tin	Thaisarco	Thailand	CID001898	Conformant
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	CID001314	Conformant
Gold	Umicore Precious Metals Thailand	Thailand	CID002314	Non Conformant
Tantalum	TANIOBIS Co., Ltd.	Thailand	CID002544	Conformant
Gold	Istanbul Gold Refinery	Turkey	CID000814	Conformant
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey	CID001220	Conformant
Gold	African Gold Refinery	Uganda	CID003185	RMI Due Diligence Review - Unable to Proceed
Tin	Woodcross Smelting Company Limited	Uganda	CID004724	Conformant
Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates	CID002560	Non Conformant
Gold	Emirates Gold DMCC	United Arab Emirates	CID002561	Non Conformant
Gold	International Precious Metal Refiners	United Arab Emirates	CID002562	Outreach Required
Gold	Fujairah Gold FZC	United Arab Emirates	CID002584	Outreach Required
Gold	Dijllah Gold Refinery FZC	United Arab Emirates	CID003348	Outreach Required
Gold	Sam Precious Metals	United Arab Emirates	CID003666	Outreach Required
Tin	Alpha Assembly Solutions Inc	United States Of America	CID000292	Conformant
Gold	Advanced Chemical Company	United States Of America	CID000015	Conformant
Tungsten	Kennametal Huntsville	United States Of America	CID000105	Conformant
Tungsten	Global Tungsten & Powders LLC	United States Of America	CID000568	Conformant
Gold	Asahi Refining USA Inc.	United States Of America	CID000920	Conformant
Tungsten	Kennametal Fallon	United States Of America	CID000966	Conformant
Gold	Kennecott Utah Copper LLC	United States Of America	CID000969	Conformant
Gold	Materion	United States Of America	CID001113	Conformant
Tin	Metallic Resources, Inc.	United States Of America	CID001142	Conformant
Gold	Metalor USA Refining Corporation	United States Of America	CID001157	Conformant
Gold	Sabin Metal Corp.	United States Of America	CID001546	Communication Suspended - Not Interested
Tantalum	Telex Metals	United States Of America	CID001891	Conformant
Gold	United Precious Metal Refining, Inc.	United States Of America	CID001993	Conformant

Tantalum	D Block Metals, LLC	United States Of America	CID002504	Conformant
Tantalum	Materion Newton Inc.	United States Of America	CID002548	Conformant
Tantalum	Global Advanced Metals Boyertown	United States Of America	CID002557	Conformant
Tungsten	Niagara Refining LLC	United States Of America	CID002589	Conformant
Gold	Abington Reldan Metals, LLC	United States Of America	CID002708	Conformant
Gold	Pease & Curren	United States Of America	CID002872	Communication Suspended - Not Interested
Gold	QG Refining, LLC	United States Of America	CID003324	Outreach Required
Tin	Tin Technology & Refining	United States Of America	CID003325	Conformant
Gold	Alexy Metals	United States Of America	CID003500	Non Conformant
Gold	Metallix Refining Inc.	United States Of America	CID003557	Outreach Required
Gold	NOBLE METAL SERVICES	United States Of America	CID003690	Outreach Required
Tin	P Kay Metal, Inc	United States Of America	CID005189	Conformant
Tin	Conecsus LLC	United States Of America	CID003504	Active
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan	CID000041	Conformant
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan	CID001236	Conformant
Tungsten	Uzbek Refractory and Heat-Resistant Metals	Uzbekistan	CID002660	Active
Tin	VQB Mineral and Trading Group JSC	Viet Nam	CID002015	Outreach Required
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam	CID002502	Conformant
Tungsten	Masan High-Tech Materials	Viet Nam	CID002543	Conformant
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Viet Nam	CID002572	Non Conformant
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Viet Nam	CID002573	Outreach Required
Tin	An Vinh Joint Stock Mineral Processing Company	Viet Nam	CID002703	Outreach Required
Tungsten	Tungsten Vietnam Joint Stock Company	Viet Nam	CID003993	Conformant
Tungsten	Nam Viet Cromit Joint Stock Company	Viet Nam	CID004034	Outreach Required
Tungsten	KENEE MINING VIETNAM COMPANY LIMITED	Viet Nam	CID004619	Conformant
Gold	Fidelity Printers and Refiners Ltd.	Zimbabwe	CID002515	RMI Due Diligence Review - Unable to Proceed
(a) Locations were obtained directly from the individual smelter files. Therefore, the naming convention for the same location may vary across smelters.

Certain first tier suppliers reported the potential presence of certain smelters sanctioned by the United States Department of Treasury, Office of Foreign Assets Control as part of their supply chains. CONMED is committed to compliance with all U.S. sanctions laws and regulations and does not have any direct dealings with sanctioned smelters. In its ongoing due diligence process, CONMED requested confirmation from its suppliers that they did not source materials from the sanctioned smelters in CONMED’s direct supply chain. To date, CONMED has not confirmed that any of its suppliers source from these sanctioned smelters for products in CONMED’s direct supply chain. CONMED continues to actively engage its suppliers and conduct independent due diligence to ensure compliance with all U.S. sanctions laws.

Attachment B

This list of potential countries of origin is populated based on publicly available information, our RCOI and due diligence. It is important to note that this is also based on company level responses and therefore, it is not certain which of these countries of origin can be linked to our products.

Albania	Ecuador	Lithuania	Sierra Leone
Andorra	Egypt	Luxembourg	Singapore
Angola	El Salvador	Madagascar	Slovakia
Argentina	Eritrea	Malaysia	Solomon Islands
Armenia	Estonia	Mali	South Africa
Australia	Ethiopia	Mauritania	South Sudan
Austria	Fiji	Mexico	Spain
Azerbaijan	Finland	Mongolia	Sudan
Belarus	France	Morocco	Suriname
Belgium	Georgia	Mozambique	Sweden
Benin	Germany	Myanmar	Switzerland
Bermuda	Ghana	Namibia	Taiwan
Bolivia (Plurinational State of)	Guatemala	Netherlands	Tajikistan
Botswana	Guinea	New Zealand	Tanzania
Brazil	Guyana	Nicaragua	Thailand
Bulgaria	Honduras	Niger	Turkey
Burkina Faso	Hong Kong	Nigeria	Uganda
Burundi	Hungary	Norway	United Arab Emirates
Cambodia	India	Oman	United Kingdom
Canada	Indonesia	Panama	United States of America
Central African Republic	Ireland	Papua New Guinea	Uruguay
Chile	Israel	Peru	Uzbekistan
China	Japan	Philippines	Vietnam
Colombia	Jersey	Poland	Zambia
Congo	Kazakhstan	Portugal	Zimbabwe
Cyprus	Kenya	Russian Federation
Democratic Republic of Congo	Korea	Rwanda
Djibouti	Kyrgyzstan	Saudi Arabia
Dominica	Liberia	Senegal
Dominican Republic	Liechtenstein	Serbia